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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

EXHIBIT 12.1
ECHOSTAR DBS CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)


                                                                                                                FOR THE NINE MONTHS
                                                              FOR THE YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                       ---------------------------------------------            -------------------
                                                                                          2002 AS                   (UNAUDITED)
                                                          1999       2000         2001   RESTATED(1)    2003      2003       2004
                                                       ---------   ---------   --------  -----------  --------  --------   --------
Income (loss) before taxes ..........................  $(562,285)  $(607,540)  $ 32,497   $ 127,832   $333,114  $291,821   $221,177

Interest expense (net of amounts capitalized) .......    196,390     193,685    192,900     338,883    407,030   285,101    312,295
Amortization of capitalized interest (estimate) .....     10,708      10,708     10,708      12,395     14,455     8,868      8,289
Interest component of rent expense(2) ...............        192         253        700         904      1,515       797      1,188
                                                       ---------   ---------   --------   ---------   --------  --------   --------
   Earnings before fixed charges ....................  $(354,995)  $(402,894)  $236,805   $ 480,014   $756,114  $586,587   $542,949
                                                       =========   =========   ========   =========   ========  ========   ========

Interest expense (net of amounts capitalized) .......  $ 196,390   $ 193,685   $192,900   $ 338,883   $407,030  $285,101   $312,295
Capitalized interest ................................         --          --         --      23,876      8,428     7,035         --
Interest component of rent expense(2) ...............        192         253        700         904      1,515       797      1,188
                                                       ---------   ---------   --------   ---------   --------  --------   --------
  Total fixed charges ...............................  $ 196,582   $ 193,938   $193,600   $ 363,663   $416,973  $292,933   $313,483
                                                       =========   =========   ========   =========   ========  ========   ========
Ratio of earnings to fixed charges ..................         --          --       1.22        1.32       1.81      2.00       1.73
                                                       =========   =========   ========   =========   ========  ========   ========
Deficiency of available earnings to fixed charges ...  $(551,577)  $(596,832)  $     --   $      --   $     --  $     --   $     --
                                                       =========   =========   ========   =========   ========  ========   ========

(1) We restated our 2002 consolidated financial statements to reverse an accrual of approximately $30.2 million, on a pre-tax basis, related to the replacement of smart cards in satellite receivers owned by us and leased to consumers.

(2) The interest component of rent expense has been estimated by taking the difference between our gross rent expense and the net present value of our rent expense using the weighted average cost of debt for our senior notes during each respective period. The rates applied are approximately 9% for the years ended December 31, 1999, 2000, 2001, 2003; 10% for the year ended December 31, 2002, and approximately 10% and 7% for the nine months ended September 30, 2003 and 2004, respectively.